As filed with the Securities and Exchange Commission on May 13, 1998
                                                    Registration No. 333-_______

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           HEALTH FITNESS CORPORATION
                (Name of Registrant as specified in its Charter)
         Minnesota                                             41-1580506
(State or other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                            Identification Number)
                           Health Fitness Corporation
                         3500 W. 80th Street, Suite 130
                          Bloomington, Minnesota 55431
                                 (612) 831-6830
   (Address and Telephone Number of Registrant's Principal Executive Offices)

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                               Loren S. Brink, CEO
                           Health Fitness Corporation
                         3500 W. 80th Street, Suite 130
                          Bloomington, Minnesota 55431
                                 (612) 831-6830
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                               John F. Wurm, Esq.
                            Fredrikson & Byron, P.A.
                       900 Second Avenue South, Suite 1100
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this form to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
         If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
     Title of Each                                Proposed Maximum        Proposed Maximum
  Class of Securities        Amount to be          Offering Price        Aggregate Offering          Amount of
   to be Registered           Registered              per Unit                 Price             Registration Fee
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
   Common Stock (par       3,279,947 shares          $1.563 (1)          $5,126,557.16 (1)           $1,512.33
value $0.01 per share)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
   Common Stock (par        776,600 shares        $2.25 - 3.60 (2)       $1,809,585.00 (2)            $533.83
value $0.01 per share)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low sale prices for such stock on May 11, 1998, as reported by the Nasdaq SmallCap Market.
(2) In accordance with Rule 457(g), the warrant exercise price to be paid by the selling shareholders to acquire these shares. The exercise price with respect to warrants to purchase 730,500 shares is $2.25 per share. The exercise price with respect to warrants to purchase 46,100 shares is $3.60 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commissions, acting pursuant to aforesaid
Section 8(a), may determine.

                   PRELIMINARY PROSPECTUS, DATED MAY 13, 1998

PROSPECTUS

                           HEALTH FITNESS CORPORATION

                        4,056,547 SHARES OF COMMON STOCK


         This Prospectus relates to the offer and sale of up to 4,056,547 shares of Common Stock (the "Shares"), par value $.01 per share, of Health Fitness Corporation, a Minnesota corporation (the "Company" or "HFC"), by persons who are currently shareholders of the Company's Common Stock or who may become such holders upon exercise of warrants to purchase shares of Company Common Stock (the "Selling Shareholders"). The Selling Shareholders may offer their Shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholders. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. See "Plan of Distribution."

         The Company will bear all expenses of the offering (estimated at $26,000), except that the Selling Shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel and experts for the Selling Shareholders.

         HFC's Common Stock is traded on the Nasdaq SmallCap Market under the symbol of "HFIT." The closing sale price of the Common Stock on May 12, 1998 was $1.50 per share.


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The Common Stock offered by this  Prospectus is speculative  and involves a high degree of risk. See "Risk Factors" beginning on page 5.

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THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED  BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE- SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    -----------------------------------------------------------------------

         No person is authorized to give any information or to make any representations, other then those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

         Prior to this Offering, the Company has been subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Company has filed with the Washington, D.C. Office of the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the sale of the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement and the Company's Exchange Act reports, proxy statements and other information may be inspected by anyone without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of such material may be obtained upon payment of the prescribed fees from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and the Company Exchange Act filings may also be accessed through the Commission's Web site (http://www.sec.gov).

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following document filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

         The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Charles E. Bidwell, Chief Financial Officer, Health Fitness Corporation, 3500 W. 80th Street, Suite 130, Bloomington, Minnesota 55431, telephone (612) 831-6830.

                                 COMPANY SUMMARY

         HFC and its wholly-owned direct and indirect subsidiaries are engaged in the development, marketing and delivery of preventive and rehabilitative health care products and services to corporations and individuals across the United States.

         The Company's preventive health care business develops and manages corporate and hospital-based fitness centers, and through its Pro Source Division, sells commercial and home fitness equipment, soft goods and fitness supplies. The Company is the nation's largest manager of corporate fitness centers and is one of the largest distributors of commercial exercise equipment. The Company currently manages 129 corporate and 10 hospital-based fitness centers in 27 states.

         The Company's rehabilitative health care business owns and operates physical therapy clinics; provides consulting, group buying and marketing services to a network of independent physical therapy clinics; authors and sells written materials to independent physical therapy clinics; and provides occupational health consulting services to employers, insurers and others. Unlike the fitness centers which it manages, the Company owns or leases the equipment used in its physical therapy clinics. The Company currently leases the space occupied by its physical therapy clinics. The Company currently owns and manages 15 physical therapy clinics located in Iowa, Nebraska and Minnesota, and also provides "on-site" physical therapy services at 12 fitness centers and work sites in California, Georgia and Kentucky.

         The Company intends to grow its preventive business through aggressive national marketing and sales efforts and a leveraging of existing accounts through the sale of additional products and services to existing accounts. The Company intends to grow its rehabilitative business through sales to corporations and through the acquisition of free-standing physical therapy clinics in secondary markets in the Central United States.

         The Company's strategy for building a strong, regional outpatient rehabilitation business is predicated upon paying reasonable prices for sound and profitable free-standing clinics in secondary markets in the Central United States. With few exceptions, the Company's acquisition model requires that such clinics: (i) operate on a pre-tax profit (adjusted for the Company's cost structure) of 20% or greater; (ii) are recognized in the physical therapy community as a leader of quality rehabilitation services; (iii) be positioned for rapid revenue and profit growth through the integration of additional products and services; and (iv) have no continuing ownership by physicians.

         The Company also intends to continue to develop and implement advanced systems for patient and clinic management and outcomes measurement to position the Company as a leader in the rehabilitation industry. Existing clinic network relationships will be used to identify acquisition candidates and provide added value to the Company's corporate management clients.

         The Company believes it is unique in terms of its ability to provide a wide range of health care products and services to its corporate customers and patients. The majority of services offered by the Company appeal to both the preventive and rehabilitative markets. Management believes that the proper positioning and marketing of its products and services should lead to synergies that should result in increased revenues and profits per site.

         The Company believes its core business segments (management of fitness centers and operation of physical therapy clinics) will provide it with a nationwide distribution network for marketing its comprehensive line of additional products and services.

         The Company was organized under Minnesota law in March of 1987. The original predecessor business of the Company was founded by Mr. Loren S. Brink in April 1981 as Health Fitness Consultants, Inc. That business was sold to Abbott Northwestern Hospital ("Abbott") in November 1983 and it was operated as a department of Abbott from 1983 through the first quarter of 1988. In April 1988, Mr. Brink and two investors reacquired that business from Abbott. In June 1997, the Company changed its name from Health Fitness Physical Therapy, Inc. to Health Fitness Corporation.

                                  RISK FACTORS

         An investment in the Securities offered hereby involves a high degree of risk. The Securities offered hereby should not be purchased by persons who cannot afford the entire loss of their investment. Prospective investors should carefully consider the following factors, in addition to the other information presented in this Memorandum, in evaluating the Company and its businesses. This Memorandum contains certain forward-looking statements. The Company's actual results could differ materially from the results currently anticipated by management of the Company in such forward-looking statements as a result of a variety of factors, including, but not limited to, "Risk Factors" described below, and elsewhere, in this Memorandum.

Sufficiency of working capital:

         The Company's ability to fund its working capital requirements in the future is materially dependent upon its ability to generate cash flow from its existing and future management contracts, equipment sales, consulting fees, fees generated from its work site and free-standing physical therapy operations and future debt and/or equity financings. Future potential acquisitions, and the costs associated with the successful integration of such acquisitions, could adversely affect Company cash flows from operating activities. In addition, the Company materially relies on third party reimbursement for its physical therapy services. If such third party payors defer or delay payment for any reason, the Company's cash flows would be materially adversely affected. Historically, the Company has experienced excessive account receivable aging from certain of its physical therapy clinics. The Company attributes the majority of such receivables to be the result of the poor performance of the clinics it sold in 1997. If the Company's existing operations would require more capital than currently anticipated, or if revenues or expenses are greater than what are currently anticipated, the Company may need additional financing in order to maintain its operations and implement its physical therapy acquisition strategy. Such sources of additional financing could include, but may not be limited to, sales of the Company's debt or equity securities. No assurance can be given that the Company will be able to secure any such financing when needed, or that such financing, if obtained, would be on terms favorable or acceptable to the Company.

Dependence upon successful execution of acquisition strategy; risks associated with integration of free-standing physical therapy clinics:

         A major element of the Company's business strategy is to acquire free-standing outpatient physical therapy clinics primarily in secondary markets throughout the central United States. Acquisitions have constituted, and the Company expects them to constitute in the future, a significant portion of the Company's growth. Since December 1991 to March 31, 1998, the Company has grown from owning and operating one physical therapy clinic to owning and operating 15 free-standing clinics and 12 worksite physical therapy clinics. No assurance can be given as to whether, when or on what terms, any possible acquisitions of free-standing clinics may be completed, if at all.

         The Company believes that competition for acquisitions will increase as consolidation of the outpatient rehabilitation industry continues. Many of the companies actively seeking such acquisitions are well established and have substantially greater resources than the Company. Such interest may lead to increased competition for attractive acquisition candidates. Accordingly, there can be no assurance that existing outpatient rehabilitation clinics will continue to be available to the Company in the secondary markets in the central United States on terms and conditions favorable or acceptable to the Company, or at all. The failure of the Company to be able to successfully locate, negotiate, close and integrate such free-standing physical therapy acquisitions would adversely affect the Company's future growth potential. In addition, the
Company's ability to secure the necessary financing to acquire such physical therapy clinics on terms and conditions favorable to the Company will impact the Company's ability to successfully execute its acquisition strategy. Federal and state laws may prohibit or restrict the use by the Company of its securities as consideration for the acquisition of clinics from referral sources or otherwise prohibit or restrict the Company's ability to make acquisitions. Such prohibitions and restrictions could restrict the Company's ability to make acquisitions, which would adversely affect the Company's growth potential, financial condition, results of operations and cash flows.

Potential Impairment of Acquired Assets:

         The Company periodically reviews the operating results of its acquired free-standing clinics to determine if any impairment charges for underperforming assets and/or clinic closing are necessary. It is reasonable to expect that such actions will be required from time to time in the future as the Company continues to grow through acquisitions. No assurance can be given that assets acquired will never incur impairment charges or clinics acquired will not be closed.

Risks associated with expansion and rapid growth:

         The Company's growth strategy will require increased personnel throughout the Company, expanded operational and financial systems and the implementation of new and additional control procedures. There can be no assurance that the Company will be able to manage expanded or newly integrated operations effectively. The failure to implement such operational and financial systems could have a material adverse affect on the Company's results of operations, financial condition and cash flows.

Material dependence on referrals:

         Although not the Company's primary strategy, the Company has acquired in the past (and may acquire in the future) certain clinics from health care professionals (such as physicians) who are the primary patient referral source for such clinics. Under current and proposed federal and state legislation, depending on the type of consideration paid by the Company and the nature of any other financial relationships between the sellers, the seller and other referral sources may be prohibited from referring patients to the clinic. In connection with the acquisition of clinics from physicians in particular, the Company typically enters into noncompetition agreements with the sellers for approximately 60 months (although such sellers are not restricted from referring patients to other clinics). There can be no assurance, however, that such contracts would be enforced according to their terms and conditions and that the sellers would not begin competing with the Company.

Potential adverse effects of existing and future government regulation:

         The Company's physical therapy business is subject to extensive and rapidly changing federal, state and local regulation governing licensure, conduct of operations, payment of referral fees, purchase or leasing of facilities and employment of therapists and other professionals by business corporations.

         Virtually all states in which the Company operates have enacted laws and adopted regulations that restrict health care practitioners from referring patients to health care facilities in which the practitioner has an ownership or other financial interest. Other state laws and regulations often prohibit the giving and accepting of referral fees or other consideration as compensation or inducement for patient referrals. The Company believes that its operations are structured to comply with all such laws and regulations currently in effect, as well as laws and regulations enacted or adopted but not yet effective. There can be no assurance, however, that enforcement authorities will not take a contrary position. The Company also believes that, if it is subsequently determined that the Company's operations do not comply with such laws or regulations, it could restructure its operations to comply with such laws and regulations. There can be no assurance, however, that the Company would be able to restructure its operations. In addition, there can be no assurance that the states in which the Company currently operates, or may operate in the future, will not enact similar or more restrictive laws and that the Company will be able to operate or restructure its operations to comply with such new legislation or regulations or interpretations of existing or new legislation and regulations.

         Additional federal restrictions became effective in 1995 for certain designated health services (including physical therapy) that require notice to governmental agencies of ownership on the part of physicians and members of their families of debt or equity interests in providers of physical therapy, such as the Company. Payment will not be made for services provided to Medicare or Medicaid beneficiaries as a result of referrals from such physicians. This law also regulates a wide variety of other relationships between referring physicians and providers and imposes substantial penalties for violations of its provisions. From time to time proposals are made to extend these restrictions to all services provided, regardless of whether this source of payment is the Medicare or Medicaid programs or some other public or private source of payment. In the event such legislation at the state or national level were enacted, the Company may be required to restructure its relationships with certain of its referring physicians. There can be no assurance that the Company would be able to do so without an adverse effect on its financial condition, operations or cash flows.

Possible limitations on third-party reimbursement:

         The health care industry has experienced a material trend toward cost containment as private and governmental payors seek to respond to, and control, rapidly escalating health care costs. One response has been to place limitations on reimbursement rates by capping or lowering fees and restricting the number of treatments which will be reimbursed for any given condition. All states in which the Company currently conducts business have fee schedules which limit the reimbursement rates under workers' compensation programs. The Company expects that legislation limiting the reimbursement of fees for various outpatient services (including physical therapy and other related services) will become more prevalent. Reimbursement for the Company's services may also be limited by third party payors. Such payors often limit the amount of fees per visit, regardless of the number or type of therapy applied to the patient, or otherwise limit, by the terms of the managed care contract, the amount of fees that may be charged. One method of governmental and third party payors has been to institute what are known as "capitated" programs. Under capitated programs, payors contract with providers for specific physical therapy services in return for set prepaid fees per individual enrollee ("capitated" monthly fees). If the provider has accurately analyzed and negotiated its capitated monthly fees, and the costs in providing services are less than the demand for treatment, the provider benefits from positive margins in cash flow resulting from the prepayment of the capitated monthly fees. However, to the extent that the actuarial analysis underlying such capitated fees is inaccurate and enrollees require more treatment than is anticipated, aggregate capitated fees may be insufficient to cover the costs of providing enrollees with the services required. Although the Company could seek to negotiate stop-loss reinsurance to contractually shift the risk of financial exposure beyond certain limits to an insurance carrier in the event the Company determined to participate in such a capitated program, there can be no assurance that the Company would be able to obtain such reinsurance. In addition, the Company could be required to obtain licenses from certain governmental authorities in order to participate in such capitated programs. The Company does not currently have a license from any governmental authority to offer such programs, and there can be no assurance that the Company would be able to secure any such licenses when and if sought by the Company. Moreover, in order to effectively manage such capitated contracts, the Company may need to acquire and implement additional operational and informational systems.

         The Company expects the trend toward third party payors limiting reimbursement levels for various out-patient services, including outpatient rehabilitation services, to continue. As a consequence, there can be no assurance that reimbursement for the Company's rehabilitation services will remain at current or anticipated levels. Any reduction or limits on reimbursement levels for the Company's services would adversely affect the profitability of, or demand for, the Company's services and could have a material adverse effect on the Company's financial condition, results of operations and liquidity. In addition, such payors are expected to continue to develop programs designed to control and reduce the cost of health care services that may adversely affect the profitability of, or demand for, the Company's services.

State limitations imposed upon the corporate practice of medicine:

         Certain states have legislation or regulations, or have interpreted existing physical therapy licensing laws, to prohibit or restrict business corporations, such as the Company, from practicing physical therapy through the direct employment of physical therapists. In other states, the courts or state officials have issued rulings or opinions stating or suggesting that health care professionals may not lawfully provide services as employees of business corporations such as the Company. For example, in Texas, an opinion of the Attorney General suggests that unlicensed corporate entities may not engage in the practice of physical therapy, although the Company believes that other Texas regulators disagree with this conclusion and that this opinion has generally not been followed, or enforced, in Texas. Similarly however, in California, the Attorney General has opined that physical therapists may not be employed by corporate employers, such as the Company. The Physical Therapy Examining Committee of the California Board of Medical Quality Assurance, however, has concluded that there is no such prescription under California law, and to the best of the Company's knowledge, the Attorney General's opinion has not been enforced to date. There can be no assurance that regulators, or others in Texas, California and other states, will not seek to enforce, or adopt, this type of restriction, or that other states in which the Company operates, or may operate in the future, will not enact or enforce similar, or more restrictive, legislation or regulations or that the Company can adapt its operations to comply with such legislation and regulations.

Material dependence upon existing management and physical therapy clinic personnel:

         The success of the Company is highly dependent on the services of Mr. Loren S. Brink, its President and Chief Executive Officer, and upon Mr. Thomas Coplin, President of Health Fitness Rehab. The loss of either Mr. Brink's or Mr. Coplin's services would have a material adverse effect on the Company's business. In January 1997, the Company entered into an "evergreen" three year employment agreement with Mr. Brink. The Company is currently negotiating a long term employment agreement with Mr. Coplin. No assurance can be given that such long term employment agreement will be entered into between the Company and Mr. Coplin or on terms, and conditions, acceptable to the Company. The failure by the Company to enter into such long term employment agreement would have an adverse effect on the Company's business. The Company owns and maintains a key-man life insurance policy on Mr. Brink's life in the amount of $3.5 million.

         The Company's operations are also dependent upon attracting and retaining highly-qualified physical therapists. Although, to date, the Company has not experienced significant difficulty in attracting and retaining qualified physical therapists, it is generally accepted that the demand for physical therapists exceeds the available supply. As the Company's operations expand, the Company could experience difficulty recruiting and maintaining adequate staff. Most of the Company's competitors are larger and have greater financial resources, which may provide such competitors with an advantage in attracting and retaining physical therapists. In addition, the Company's ability to attract and retain physical therapists may be limited as the Company's ability to increase its fees to cover such additional costs is restricted by the cost containment pressures on health care providers. The inability to attract therapists without substantially increasing their compensation could interfere with the Company's business plans and adversely affect its results of operations and cash flows.

Possible quarterly volatility in Company financial results:

         The Company may experience, as other companies in the business of owning and operating physical therapy clinics have experienced, a decrease in revenue and income from operations in the third and fourth quarters of each year as patient visits historically tend to decline during the summer and holiday months. In addition, the timing, number and integration of the Company's potential free-standing physical therapy acquisitions may cause financial results of operations to vary on a quarterly basis. No assurance can be given that the timing or integration of possible future acquisitions will not materially adversely affect the Company's financial position, results of operations and cash flows on a quarterly or annual basis.

Likely material changes in workers' compensation laws:

         Workers' compensation coverage is a creation of state law, and thus, is subject to material change by state legislatures and is materially influenced by the political process in each state. Several states have mandated that employers receive coverage only from funds operated by the state. New laws affecting the workers' compensation system in Minnesota and any other state where the Company may do business in the future (including laws that require all employers to participate in state-sponsored funds or that mandate premium reductions) would have a material adverse effect on the Company and its financial position, results of operations and cash flows. Several bills to modify Minnesota's workers' compensation laws have been introduced in the State legislature in the past. The Company is not able, at this point in time, to predict the likelihood that any of these bills will be enacted or the potential effect these bills could have on the Company and its operations, if enacted into law.

Possible  risk  in  converting  physical  therapy  "independent   practices"  to
"rehabilitation agency" status:

         Under current Medicare standards, a facility certified as an "independent practice" is subject to a $900 per capita limit in connection with the provision of physical therapy services. In contrast, physical therapy sites or facilities certified as "rehabilitation agencies" are not subject to such $900 per capita reimbursement limitation. As a result, management views the change in certification from an "independent practice" to a "rehabilitation agency" as an important factor, despite the fact that only approximately 8% of the Company's rehabilitation revenues are derived from Medicare or Medicaid. Management believes a certain non-quantifiable stigma may apply to those "independent practices" that have not yet, or do not in the future, convert to such "rehabilitation agencies." As of March 31, 1998, ten of the Company's 15 free-standing physical therapy clinics had been certified as "rehabilitation agencies." For four of the Company's free-standing physical therapy sites, "rehabilitation agency" status is not applicable due to the nature of their hospital contract business and the remaining site is currently in the certification process. No assurance can be given that all or any portion to the Company's future free-standing physical therapy clinics can or will be converted to such "rehabilitation agency" status, nor can any assurance be given that the failure to achieve such status will not have a material adverse effect on the Company's rehabilitation business.

Competition:

         There are a significant number of companies currently existing in, as well as entering, the physical therapy market. The Company competes for physical therapy business with other significantly larger physical therapy companies. Most physical therapy companies that compete with the Company have greater capital and financial resources, operational experience, marketing capabilities and name recognition than the Company. The health fitness business is also very competitive. The Company competes for management contracts for corporate and hospital-based fitness centers with other health and fitness management companies. There can be no assurance that the Company will be able to compete successfully with these management and physical therapy companies.

Enhanced   Nasdaq   SmallCap   Market(TM)    ("SmallCap   Market")   Maintenance
Requirements:

         In August 1997, the Securities and Exchange Commission ("SEC") approved enhanced listing and maintenance requirements for companies listing their securities on the Nasdaq SmallCap Market(TM) and the Nasdaq National Market(R). The enhanced maintenance requirements for listing the Company's securities on the SmallCap Market include a requirement that the Company have either (1) net tangible assets of at least $2 million, (2) $500,000 of net income in the most recent fiscal year or in two of the last three fiscal years, or (3) a market capitalization of at least $35 million. Existing SmallCap Market companies were given until February 23, 1998 to comply with such standards. The Company believes that, as a result of the Company's private placement completed on February 19, 1998, the Company is in compliance with the enhanced maintenance requirements. If, however, the Company's net tangible assets fall below $2 million, the Company will fail to meet such requirements and the Company's securities could be de-listed from the SmallCap Market. In such event, trading, if any, in the Company's common stock would thereafter be conducted in the over-the-counter markets or in the so called "pink sheets" or the Nasdaq's electronic bulletin board. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought or sold, but also through delays and timing of transactions, reductions in security analysts' and the news media's coverage of the Company, and possibly, lower prices for the Company's securities than might otherwise be attained.

Possible dilution and depressive effect on price of the Company's common stock from common stock issued in connection with acquisitions:

         In connection with the Company's strategy of aggressive growth through acquisitions, the Company intends to issue shares of its common stock, as well as grant certain earn-out provisions that may include the future issuance of the Company's common stock. Although the aggregate number of such shares to be issued in connection with existing and future acquisitions is not currently ascertainable by the Company, such issuances may be material in the aggregate. Such issuances of the Company's common stock in connection with acquisitions may be dilutive to existing shareholders of the Company and sales of such securities into the public market could have a depressive effect on the price of the Company's common stock. No assurance can be given that such future issuances of the Company's securities in connection with future acquisitions will not have a materially dilutive effect on existing Company shareholders, nor that sales of shares issued in such acquisitions will not materially adversely affect the price of the Company's common stock.

Risk of litigation and insufficiency of liability insurance:

         Although the Company has had no history of material legal claims, the Company may be subject to claims and lawsuits from time to time arising from the operation of its business, including claims arising from accidents or from the negligent provision of physical therapy services. Damages resulting from and the costs of defending any such actions could be substantial. In the opinion of management, the Company is adequately insured against personal injury claims, professional liability claims and other business-related claims including, but not limited to, claims related to the negligent provision of physical therapy services. Nevertheless, there can be no assurance the Company will be able to maintain such coverage, or that it will be adequate.

Restrictions and affirmative and negative covenants imposed by senior credit facility:

         Certain of the affirmative and negative covenants imposed upon the Company by its senior secured lending facility restrict the Company's ability to incur additional senior and subordinated debt. Furthermore, upon certain events of default, such senior secured lender is entitled to demand immediate repayment of their outstanding loans. In such circumstances, the Company may not be able to access other sources of capital, on a timely basis, or on terms and conditions favorable to the Company, or at all, with sufficient speed or sufficient size to avoid the Company's senior secured lender from taking material adverse action against the Company and its collateral.

Lack of proprietary protection; lack of barriers to entry:

         Although the Company holds certain trademarks, tradenames and intellectual property associated with its operations, the Company is primarily a health care service business where patents or other intellectual property are not applicable, or if applicable, do not provide material barriers to entry for third parties or competitors to enter the Company's existing preventive and rehabilitative lines of business and compete with the Company. Therefore, no assurance can be given that other existing competitors, or health care companies seeking to gain access to the Company's market or limit the Company's market share, may not devote resources to effectively compete with the Company in the future. No assurance can be given that if such competition occurs in the future that the Company's financial position, results of operations or cash flows will not be materially adversely affected.

Potential depressive effect on price of common stock arising from exercise and sale of existing convertible securities:

         At December 31, 1997, the Company had outstanding stock options and warrants (not including the shares issuable under any contingent grants, earn-out agreements or any future acquisition) to purchase an aggregate 2,586,063 shares of common stock. The exercise and sale of such outstanding stock options and stock purchase warrants and sale of stock acquired thereby may have a material adverse effect on the price of the Company's common stock. In addition, the exercise and sale of such Company's common stock could occur at a time when the Company would otherwise be able to obtain additional equity capital on terms and conditions more favorable to the Company.

                                 USE OF PROCEEDS

         The Company is not selling any of the Shares and will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         Set forth below are the names of the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by each of them on the date hereof, the number of shares offered hereby and the percentage of the outstanding Common Stock to be owned if all the shares registered hereunder are sold by the Selling Shareholders. To the knowledge of the Company, none of the Selling Shareholders has had within the past three years any material relationship with the Company except as set forth in the footnotes to the following table. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

                                                                                                            %
                                                          Number of Shares               Number of        Owned
                                                         Beneficially Owned                Shares         After
                                                                    Option & Warrant      Offered       Offering
                    Name                            Shares             Shares (1)          Hereby          (2)
--------------------------------------------- ------------------- --------------------- ------------- --------------
Rebecca A. Meehan                                   22,000                5,500            27,500           *
Steven R. Heath                                     11,000                2,750            13,750           *
Jeffrey Thull (3)                                   54,000               11,000            27,500           *
Patricia Thull (3)                                  54,000               11,000            27,500           *
G.A. Hall (4)                                       44,000                8,500            42,500           *
Mark Siewert and
   Sheila Siewert JTWROS (5)                       147,000               12,500            62,500           *
Randy Mayer (6)                                     52,000                7,500            37,500           *
Thomas H. Coplin (7)                                92,570               11,750            33,750           *
Steven B. Johansen and
   Bethany S. Brand JTWROS                          29,000                5,500            27,500           *
Rodney A. Axtell and
   Jonel R. Axtell JTWROS                           16,000                2,750            13,750           *
Thomas R. Irwin                                     44,000               11,000            55,000           *
Brett I. Smith (8)                                 153,000               12,500            62,500           *
David A. Dent                                       85,170               19,400            45,000           *
Dennis M. Krump                                     22,000                5,500            27,500           *
Dennis Brandanger                                   36,000                2,750            13,750           *
Dennis Ryan, TTEE, Karen and
   Dennis Ryan Family Trust                         49,670               10,500            27,500           *
David Denham                                        48,670               10,500            27,500           *
Lowell P. Jacobsen                                  25,000                6,250            31,250           *
R. Peter Jacobson                                   10,000                2,500            12,500           *
Webster E. Barsness                                  5,000                1,250             6,250           *
Steven McClintick                                    2,000                  500             2,500           *
Kevin Sunde                                         11,000                2,750            13,750           *
Dudley M. McLinn                                    18,000                4,500            22,500           *
Larry D. and Evelyn A. Anderson JTWROS              25,000                6,250            31,250           *
Stephen J. O'Malley                                 25,000                6,250            31,250           *
Robert and Catherine Bauers JTWROS                  12,000                3,000            15,000           *
Egre E. Lewallen II                                 25,000                6,250            31,250           *
Jeffrey B. Hill                                     10,000                2,250            11,250           *
Miles E. Burd                                       12,000                3,000            15,000           *
Thomas C. Butterbrodt                               40,000               10,000            50,000           *
Larry R. Cramer                                     25,500                6,375            31,875           *
Lew W. Throssel                                     12,000                3,000            15,000           *
Larry J. Fischer                                    10,000                2,500            12,500           *
David H. McCaffrey                                  11,000                2,750            13,750           *
Stephen L. Becher                                   49,000               11,000            55,000           *
Joe Semler, Jr.                                     32,000                5,500            27,500           *
Robert J. Werneke                                   22,000                5,500            27,500           *
Daryl Werneke                                      195,000               25,000           125,000           *
Burt H. Rowe, Jr.                                   44,000               11,000            55,000           *
Robert R. Hibbs                                     22,000                5,500            27,500           *
Charles E. Bidwell  (9)                            382,596               80,000           125,000          2.8%
Maria Xykis                                         22,000                5,500            27,500           *
Paul L. Heibel                                      28,500                5,500            27,500           *
Ben Reuben and Sophie Reuben JTWROS                 44,000               11,000            55,000           *
Dr. Bruce W. Pierce                                 25,000                6,250            31,250           *
Dick Farley                                         50,000               12,500            62,500           *
William T. Simonet  (10)                            57,000               42,250            31,250           *
Robert W. Mehlhouse                                 23,000                5,500            27,500           *
JAS & Co.                                           22,000                5,500            27,500           *
Dale G. Ragan                                      136,400               34,100           170,500           *
Jake Kooiman                                        90,000               10,000            50,000           *
Robert W. Nuebel (11)                               65,000               11,000            55,000           *

(continued)
Khuen Shing Yoong and
   Virginia Yoong JTWROS                           122,000               25,000           125,000           *
Ted R. Storlie and Jeff A. Kohlnhofer               11,000                2,750            13,750           *
Michael P. Mulligan                                 45,454               11,363.50         56,817.50        *
Robert K. Spinner (12)                              19,000               67,500            12,500           *
Kenneth W. Johnson                                  17,829                4,457.25         22,286.25        *
Walter L. Nocito                                    25,000                6,250            31,250           *
Mardell, Groth & Carlson P.A.
   PST FBO Dr. Frederick C. Groth                   40,000               10,000            50,000           *
John Hawkins and Annette Hawkins JTWROS             30,000                7,500            37,500           *
Bahram Akradi                                       10,000                2,500            12,500           *
Michael T. Mulligan                                 45,454               11,363.50         56,817.50        *
Okabena Partnership K                              141,000               35,250           176,250           *
Sheldon Schneider                                   22,000                5,500            27,500           *
Larson Capital Management                           22,000                5,500            27,500           *
Mardell, Groth & Carlson P.A.
   PST FBO Kurt W. Carlson                          22,000                5,500            27,500           *
Kevin Miller                                        22,000                5,500            27,500           *
Richard L. Hexum Jr.                                75,000               18,750            93,750           *
Russel Hrncir                                       16,500                4,125            20,625           *
Darrell P. Hart                                     35,500                8,250            41,250           *
Ivan R. Willey TTEE Ivan Willey
   Declaration Trust                                63,000                8,250            41,250           *
Clint Hill Partners                                 22,000                5,500            27,500           *
Bruce A. Christensen                                22,000                5,500            27,500           *
Randy Morgan                                        11,000                2,750            13,750           *
Daniel W. Dryer                                     11,000                2,750            13,750           *
Bruce LeDuc (13)                                    21,983                3,000            15,000           *
John R. Musgjerd (14)                                8,000                1,250             6,250           *
Wendy Weihe Storlie (15)                            10,000                2,500            12,500           *
Cheryl Anne Musgjerd (16)                            2,000                  500             2,500           *
Jeff M. Slimak (17)                                 11,000                2,750            13,750           *
Thomas Vertin and Ronald Clark TENCOM               32,000                5,500            27,500           *
Leonard Hrncir and Martha Hrncir                    16,500                4,125            20,625           *
Robert C. Rich                                      33,000                8,250            41,250           *
MPC Scherer Limited Partnership                     34,100                5,500            27,500           *
Richard Galuska and Debbie Galuska                  14,000                2,750            13,750           *
Donald M. Mattsson and Nora J. Mattsson             47,000                5,500            27,500           *
Dean H. Lenz and Wenda Lenz TTEE
   Lenz Family TR                                    7,500                1,375             6,875           *
Brightstone Fund VIII (18)                         318,182               79,545.50        397,727.50        *
Robert Bassen                                       22,000                5,500            27,500           *
Arne M. Cook                                        16,000                4,000            20,000           *
Wilbert Seefeldt                                    22,000                5,500            27,500           *
Raymond K. Newkirk                                 255,181               16,920.25         84,601.25       1.6%
John Raichert                                       11,000                2,750            13,750           *
Cerberus Partners L.P. (19)                        312,497                 0              312,947           *
David Lantz                                           0                   5,000             5,000           *
Wayne Mills                                           0                  34,800            34,800           *
Steve Barker                                          0                   3,300             3,300           *
Dennis Hanish                                         0                   3,000             3,000           *

-------------------------
*        Less than 1.0%.

(1) Shares that may be purchased upon exercise of options and warrants which are exercisable as of the date hereof or within 60 days of such date.
(2) The percentage of shares beneficially owned by each Selling Shareholder is based on 11,786,116 shares of common stock outstanding as of the date hereof.
(3) Includes 22,000 shares and presently exercisable warrants to acquire 5,500 shares held by Jeffrey Thull, 22,000 shares and presently exercisable warrants to acquire 5,500 shares held by Patricia Thull, and 10,000 shares held by a company controlled by Jeffrey Thull.
(4) Includes 22,000 shares and presently exercisable warrants to acquire 5,500 shares held by First Trust National Association as trustee for the benefit of the G.A. Hall SEP/IRA. These shares and the shares underlying these warrants are included in the number of shares offered hereby.
(5) Includes 6,000 shares and presently exercisable warrants to acquire 1,500 shares held by First Trust National Association as trustee for the benefit of the Mark Siewert SEP/IRA. These shares and the shares underlying these warrants are included in the number of shares offered hereby.
(6) Includes 30,000 shares and presently exercisable warrants to acquire 7,500 shares held by First Trust National Association as trustee for the benefit of the Randy Mayer SEP/IRA. These shares and the shares underlying these warrants are included in the number of shares offered hereby.
(7) Includes 27,000 shares and presently exercisable warrants to acquire 6,750 shares held by First National Bank of Onaga as custodian for the benefit of the Thomas H. Coplin IRA. These shares and the shares underlying these warrants are included in the number of shares offered hereby. Mr. Coplin is an executive officer of the Company, employed as President of the Company's Rehabilitative Health Care business.
(8) Mr. Smith was a Director, Vice-President and Secretary-Treasurer of Midlands Physical Therapy, Inc. until such company was acquired by the Company. Mr. Smith is currently Managing Director of Midlands Physical Therapy, Inc.
(9) Mr. Bidwell is a Director of the Company and a consultant to the Company. Mr. Bidwell also serves as the Company's Chief Financial Officer, Secretary and Treasurer.
(10)     Dr. Simonet is a Director of the Company.
(11) Includes 39,000 shares and presently exercisable warrants to acquire 5,500 shares held by First Trust National Association as trustee for the benefit of the Robert W. Nuebel SEP/IRA. 22,000 of these shares and the shares underlying these warrants are included in the number of shares offered hereby.
(12)     Mr. Spinner is a Director of the Company.
(13) Includes 16,983 shares and presently exercisable warrants to acquire 4,000 shares held by First Trust National Association as trustee for the benefit of the Bruce LeDuc SEP/IRA. 12,000 of these shares and the shares underlying these warrants are included in the number of shares offered hereby.
(14) Includes 6,000 shares and presently exercisable warrants to acquire 1,250 shares held by First Trust National Association as trustee for the benefit of the John R. Musgjerd IRA. 5,000 of these shares and the shares underlying these warrants are included in the number of shares offered hereby.
(15) Includes 10,000 shares and presently exercisable warrants to acquire 2,500 shares held by First Trust National Association as trustee for the benefit of the Wendy Weihe Storlie SEP/IRA. These shares and the shares underlying these warrants are included in the number of shares offered hereby.
(16) Includes 2,000 shares and presently exercisable warrants to acquire 500 shares held by First Trust National Association as trustee for the benefit of the Cheryl Anne Musgjerd IRA. These shares and the shares underlying these warrants are included in the number of shares offered hereby.
(17) Includes 11,000 shares and presently exercisable warrants to acquire 2,750 shares held by First Trust National Association as trustee for the benefit of the Jeff M. Slimak IRA. These shares and the shares underlying these warrants are included in the number of shares offered hereby.
(18) Brightstone Fund VIII is an investment fund managed by James A. Bernards and George E. Kline. Mr. Bernards and Mr. Kline are Directors of the Company as of the date hereof, but have declined to stand for re-election at the Company's June 1998 Annual Meeting of Shareholders.
(19) Madeleine L.L.C., an affiliate of Cerberus Partners L.P., is the Company's senior secured lender.

                              PLAN OF DISTRIBUTION

         All or a portion of the Shares offered by the Selling Shareholders hereby may be sold from time to time by the Selling Shareholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Shares beneficially owned by certain Selling Shareholders who are officers or directors of the Company are subject to a lock-up arrangement pursuant to which such Selling Shareholders are prohibited from selling such Shares prior to August 18, 1998 without the consent of R.J. Steichen & Co. The Shares may be sold by one or more of the following means: (a) ordinary brokerage or market making transactions and transactions in which the broker or dealer solicits purchasers; (b) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and (c) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters associated with the Shares being offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                TABLE OF CONTENTS

                                                                 Page
                 Available Information                             2
                 Documents Incorporated By Reference               2
                 Company Summary                                   3
                 Risk Factors                                      4
                 Use of Proceeds                                   9
                 Selling Shareholders                             10
                 Plan of Distribution                             14
                 Legal Matters                                    14
                 Experts                                          14

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The estimated expenses in connection with this offering are as follows:

           Securities and Exchange Commission Filing Fee            $2,046
           Legal Fees and Expenses                                 $15,000
           Accounting Fees and Expenses                             $5,000
           Printing                                                 $2,000
           Miscellaneous                                            $1,954
                                                                   =======
                    Total Expenses                                 $26,000
                                                                   =======


Item 15.  Indemnification of Directors and Officers.

         The Company's Restated Articles of Incorporation, its Restated Bylaws and the provisions of the Minnesota Business Corporation Act, which govern the actions of the Company, provide that present and former officers and directors of the Company shall be indemnified against certain liabilities and expenses which any of them may incur as a result of being, or having been, an officer of the Company. Indemnification is contingent upon certain conditions being met, including, that the person has not been previously indemnified by another party for the same matter; has acted in good faith; has received no improper personal benefit; and in the case of a criminal proceeding, has no reason to believe that the conduct complained of was unlawful and reasonably believed that the conduct complained of was in the best interests of the Company or in certain circumstances reasonably believed that the conduct complained of was not opposed to the best interests to the Company.

         In addition, the Company's Restated Articles of Incorporation provide that a director of the Company shall not be liable for monetary damages for a breach of such director's fiduciary duty, except for a breach of the duty of loyalty, actions not in good faith or in knowing violation of law, violations of state securities laws, or for actions from which the director derived an improper personal benefit.

         Insofar as the indemnification of liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of its Restated Articles of Incorporation, Restated Bylaws and the provisions of the Minnesota Business Corporation Act, or otherwise, the Company has been advised by counsel that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, as amended, and is, therefore, unenforceable.

Item 16.  Exhibits.

         See Exhibit Index on page following signatures.

Item 17.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any additional material information with respect to the plan of distribution not previously disclosed in the
                  Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports file by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on May 12, 1998.

                                Health Fitness Corporation

                                By: /s/ Loren S. Brink
                                Loren S. Brink
                                Chairman, President and Chief Executive Officer (Principal Executive Officer)

                                By: /s/ Charles E. Bidwell
                                Charles E. Bidwell
                                Secretary, Treasurer and Chief Financial Officer (Principal Financial Officer)

                                By: /s/ Michael P. Wise
                                Michael P. Wise
                                Vice President and Corporate Controller
                                (Principal Accounting Officer)

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Loren S. Brink and Charles E. Bidwell, and each of them, as his or her true and lawful attorney-in fact and agent, with full power and substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

 Signatures                  Title                                      Date


 /s/ Loren S. Brink          Chairman of the Board, President and   May 12, 1998
 Loren S. Brink              Chief Executive Officer

 /s/ Charles E. Bidwell      Chief Financial Officer, Secretary     May 12, 1998
 Charles E. Bidwell          and Treasurer

 /s/ William T. Simonet      Director                               May 12, 1998
 William T. Simonet, M.D.

 /s/ Robert K. Spinner       Director                               May 12, 1998
 Robert K. Spinner

 /s/ James A. Bernards       Director                               May 12, 1998
 James A. Bernards

                             Director
 George E. Kline

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           HEALTH FITNESS CORPORATION
                            EXHIBIT INDEX TO FORM S-3


Exhibit
Number                Description
5.1           Opinion and Consent of Fredrikson & Byron, P.A.
23.1          Consent of Deloitte & Touche LLP
23.2          Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
24.1          Powers of Attorney (included as part of the signature page hereto)